Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 870-I dated December 5, 2007

Registration Statement no. 333-134553

Dated December 5, 2007

Rule 433

Preliminary Terms and Conditions, December 5, 2007

Buffered Return Enhanced Notes Linked to a Basket of Common Stocks

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 870-I dated December 5, 2007 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 870-I, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 870-I, this term sheet and any other relevant terms supplement and the pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

The Buffered Return Enhanced Notes Linked to a Basket of Common Stocks (the “Notes”) are designed for investors who seek buffered risk and potentially enhanced returns, from the Pricing Date to the Valuation Date, on a basket of common stocks (the “Basket”). Investments (like the Notes) that are partially buffered against market declines can help reduce portfolio risk while maintaining enhanced participation in equities. The linkage of the Notes to the Basket, which consists of the common stocks of Citigroup Inc., The Goldman Sachs Group, Inc., Merrill Lynch & Co., Inc., Morgan Stanley, Wachovia Corporation and Washington Mutual, Inc, also provides investors with the opportunity to participate in the return on a portfolio concentrated in U.S. commercial banking and investment banking firms. The Notes are subject to a Maximum Total Return of 70%, and, accordingly, the maximum Payment at Maturity per $1,000 principal amount Note will be $1,700.00. Investors should be willing to forgo interest and dividend payments during the term of the Notes and, if the Basket declines by more than 25%, be willing to lose some (up to 75%) of their principal.

Issuer:	Lehman Brothers Holdings Inc. (A+, A1, AA-)†
Issue Size:	$[TBD]
Pricing Date:	December 10, 2007‡
Settlement Date:	December 13, 2007‡
Valuation Date:	December 9, 2009‡††
Maturity Date:	December 14, 2009‡††
Term:	2 years
Basket:	The Notes are linked to a basket (the “Basket”) of six common stocks (each, a “Basket Stock” and, collectively, the “Basket Stocks”). The issuers of the six Basket Stocks include:
	Basket Stock	Primary Exchange	Stock Symbol	Initial Share Price*	Basket Stock Weighting
	Citigroup Inc.	NYSE	C	$[TBD]	16.66666%
	The Goldman Sachs Group, Inc.	NYSE	GS	$[TBD]	16.66666%
	Merrill Lynch & Co., Inc.	NYSE	MER	$[TBD]	16.66666%
	Morgan Stanley	NYSE	MS	$[TBD]	16.66666%
	Wachovia Corporation	NYSE	WB	$[TBD]	16.66666%
	Washington Mutual, Inc.	NYSE	WM	$[TBD]	16.66666%
	* The Initial Share Price for each Basket Stock will equal its closing price on the Pricing Date. See “The Basket Stocks” below.
Basket Stock:	The common stock of the applicable Basket Stock issuer. See “The Basket Stocks” below. Any Basket Stock issuer may be changed in certain circumstances. See “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 870-I for further information.
Buffer Amount:	25%
Participation Rate:	105% to 107%. The actual Participation Rate will be determined on the Pricing Date.
Maximum Total Return:	70%
No Interest Payments:	There will be no interest payment during the term of the Notes.
Payment at Maturity (per $1,000):	If the Basket Return is positive, you will receive a cash payment that provides you with a return on your investment equal to the product of the Basket Return and the Participation Rate, subject to the Maximum Total Return, equal to 70%. If the product of the Basket Return and the Participation Rate is greater than the Maximum Total Return, you will receive $1,000 × (100% + Maximum Total Return) per $1,000 principal amount Note, which would entitle you to a maximum payment of $1,700.00 for every $1,000 principal amount Note you hold. Accordingly, if the Basket Return is positive, you will receive a cash payment per $1,000 principal amount Note calculated as follows:
	$1,000 + [$1,000 × (Basket Return × Participation Rate)] provided, however, that in no event will you receive more than $1,700.00 per $1,000 principal amount Note.
	If the Basket Return is negative or zero, but its absolute value does not exceed the Buffer Amount, your principal will be fully protected. Accordingly, if the Basket Return is less than or equal to zero and its absolute value is less than or equal to 25%, you will receive a cash payment of $1,000 per $1,000 principal amount Note.
If the Basket Return is negative and its absolute value exceeds the Buffer Amount, your investment will have downside exposure to any decline in the level of the Basket beyond the Buffer Amount, and you will lose 1% per $1,000 principal amount Note for every 1% that the level of the Basket on the Valuation Date declines, beyond 25%, from the Basket Starting Level. Accordingly, if the Basket Return is negative and the absolute value of the Basket Return is greater than 25%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × (Basket Return + 25%)]
You will lose some (up to 75%) of your investment at maturity if the Basket Return is negative and the absolute value of the Basket Return exceeds the Buffer Amount.
Basket Return:	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Pricing Date
Basket Ending Level:

The Basket closing level on the Valuation Date. On the Valuation Date, the Basket closing level will be calculated as follows:

Basket Starting Level × [1+ (Citigroup Inc. Share Return × 16.66666%) +

(The Goldman Sachs Group, Inc. Share Return × 16.66666%) + (Merrill Lynch & Co., Inc. Share Return × 16.66666%) + (Morgan Stanley Share Return × 16.66666%) + (Wachovia Corporation Share Return × 16.66666%) + (Washington Mutual, Inc. Share Return × 16.66666%)]

The “Citigroup Inc. Share Return,” “The Goldman Sachs Group, Inc. Share Return,” the “Merrill Lynch & Co., Inc. Share Return,” the “Morgan Stanley Share Return,” the “Wachovia Corporation Share Return” and the “Washington Mutual, Inc. Share Return” are the performances of the respective Basket Stocks, expressed as percentages, from the respective Initial Share Prices to the respective Final Share Prices.

Initial Share Price:	For each Basket Stock, the closing price per share of the Basket Stock on the Pricing Date.
Final Share Price:	For each Basket Stock, the closing price per share of the Basket Stock on the Valuation Date multiplied by the Stock Adjustment Factor applicable to such Basket Stock on the Valuation Date.
Stock Adjustment Factor:	For each Basket Stock, set equal to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “Description of Notes—Anti-dilution Adjustments” in the accompanying product supplement no. 870-I for further information about these adjustments.
Denominations:	$1,000 per Note and integral multiples of $1,000 in excess thereof
Minimum Investment:	$10,000
CUSIP:	5252M0AC1
ISIN:	US5252M0AC16

‡	Expected. In the event that we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 870-I.

Investing in the Buffered Return Enhanced Notes Linked to a Basket of Common Stocks involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 870-I and “ Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 870-I and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees (2)	Proceeds to Us
Per Note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees equal to approximately $15.00 per $1,000 principal amount, or 1.50%, and may use up to $1.00 of these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

December 5, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 870-I (which supplements the description of the general terms of the Notes). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 870-I, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous communications concerning the Notes. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 870-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 870-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 870-I dated December 5, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507259730/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

Appreciation Potential: The Notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by a Participation Rate in the range of 105% to 107% (the actual Participation Rate will be determined on the Pricing Date), up to the Maximum Total Return of 70%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss: Payment at maturity of the full principal amount of the Notes is protected only against a decline of up to 25% from the Basket Starting Level. If the Basket Ending Level represents a decline, in the level of the basket, of more than 25% from the Basket Starting Level, for every 1% decline of the level of the Basket, beyond 25%, from the Basket Starting Level, you will lose an amount equal to 1% of the principal amount of your Notes. YOU MUST BE WILLING TO LOSE UP TO 75% OF YOUR PRINCIPAL IF THE BASKET ENDING LEVEL IS BELOW THE BASKET STARTING LEVEL BY MORE THAN THE BUFFER AMOUNT.

•

Participation in the Return on a Portfolio of Basket Stocks Concentrated in U.S. Commercial Banking and Investment Banking Firms: The return on the Notes is linked to a basket consisting of the common stocks of six commercial banking and investment banking firms, Citigroup Inc., The Goldman Sachs Group, Inc., Merrill Lynch & Co., Inc., Morgan Stanley, Wachovia Corporation and Washington Mutual, Inc. For additional information about each Basket Stock, see “The Basket Stocks” below.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 870-I.

Selected Risk Factors

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Basket Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 870-I. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Loss: The Notes only guarantee a partial return of principal at maturity. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to a decline in the level of the Basket, beyond the 25% buffer, as compared to the Basket Starting Level. YOU MAY LOSE UP TO 75% OF YOUR PRINCIPAL IF THE LEVEL OF THE BASKET DECLINES.

•

Your Potential Return on Your Investment in the Notes is Limited to the Maximum Total Return and Could be Less Than if You Invested Directly in One or More of the Basket Stocks During the Term of the Notes: The opportunity to benefit from the possible increases in the level of the Basket through an investment in the Notes will be limited because the amount you receive on the Maturity Date will be limited to a fixed percentage of the principal amount of your investment. We refer to this percentage, which equals 70%, as the Maximum Total Return. Your return on an investment in the Notes will not be permitted to exceed the Maximum Total Return, regardless of the leveraged percentage by which the Basket Ending Level exceeds the Basket Starting Level, even if that leveraged percentage is significantly greater than the Maximum Total Return. If the Basket Ending Level, as leveraged by the Participation Rate, exceeds the Basket Starting Level by a percentage that is more than the Maximum Total Return, your return on the Notes will be less than the return you would achieve by making a direct investment in one or more of the Basket Stocks during the term of the Notes. In no event will you receive more than $1,700.00 per $1,000 principal amount Note.

•

Your Investment is Concentrated in U.S. Commercial Banking and Investment Banking Firms: While the Notes are structured to provide potentially enhanced returns in a positive-return environment, the recent economic environment of U.S. commercial banking and investment banking firms has recently been volatile and we cannot assure you of the economic environment during the term or at maturity of your Notes.

•

Changes in the Share Prices of the Basket Stocks May Offset Each Other: The Notes are linked to the Basket, which is composed of six Basket Stocks. At a time when the share price of one or more Basket Stocks increases, the share price of one or more of the other Basket Stocks may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the level of one or more of the other Basket Stocks.

•

No Ownership Rights in the Basket Stocks: As a holder of the Notes, you will not have any ownership interest or rights in the Basket Stocks, such as voting rights, dividend payments or other distributions. In addition, no issuer of any Basket Stock will have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of that Basket Stock or the Notes.

•

No Affiliation With the Basket Stock Issuers: We are not affiliated with the issuers of the Basket Stocks. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Basket Stocks contained in this term sheet or in the accompanying product supplement no. 870-I. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•

The Basket Stocks May Change Following Certain Corporate Events: Following certain corporate events relating to the issuer of a Basket Stock, such as a takeover or a going private transaction, the calculation agent will have the option to replace such Basket Stock with the common stock of a company with the same Standard Industrial Classification Code as that of the issuer of such Basket Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a Successor Basket Stock under “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 870-I.

•

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this term sheet is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Lehman Brothers Inc. would be willing, if at all, to purchase Notes from you in secondary market transactions is likely to be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of up to $15.00 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

•

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us, and your ability to sell or trade the Notes in the secondary market may be limited.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes which are linked to the Basket.

•

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 870-I.

•

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

•

You Must Rely on Your Own Evaluation of the Merits of an Investment in the Notes: In the ordinary course of their businesses Lehman Brothers Holdings Inc., or its respective affiliates, may from time to time express views on expected movements in the levels of the Basket or the share prices of the Basket Stocks. These views are sometimes communicated to clients that are active participants in the equity markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons, may be inconsistent with the investment view implied in the Notes and are subject to change. In connection with your purchase of the Notes, you should investigate the Basket Stocks and not rely on views that may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the future performance of the Basket or the Basket Stocks.

•

The Closing Share Prices of the Basket Stocks on the Valuation Date May be Below the Closing Share Prices of the Basket Stocks at the Maturity Date or at Other Times During the Term of the Notes: Because the Basket Ending Level is calculated based on the closing share prices of the Basket Stocks on the Valuation Date and not on the Maturity Date or any other date during the term of the Notes, significant volatility in the closing share prices of the Basket Stocks at or around the time of the Valuation Date could materially affect the Payment at Maturity. For example, a significant decline in the closing share prices of the Basket Stocks on the Valuation Date would result in a corresponding decline in the Payment at Maturity notwithstanding a significant increase in the closing prices of the Basket Stocks on any date or dates subsequent to the Valuation Date. Under these circumstances, the return on the Notes may be significantly less than the return on a direct investment in one or more of the Basket Stocks during the term of the Notes.

•

Anti-Dilution Protection is Limited: The calculation agent will make adjustments to the Stock Adjustment Factor for certain adjustment events affecting the Basket Stocks. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the hypothetical payment amount on the Notes at their maturity, for a hypothetical range of performances of the Basket for Basket Returns from 100% to -100%. It reflects the Basket Starting Level of 100, the Buffer Amount of 25% and the Maximum Total Return of 70% and assumes a Participation Rate of 106% (the midpoint of the range of 105% to 107%). The actual Participation Rate will be set on the Pricing Date. The hypothetical payments at maturity set forth below are for illustrative purposes only any may not represent the actual Payment at Maturity. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Basket Return	Hypothetical Basket Ending Level	Hypothetical Payment at Maturity per $1,000 Note	Hypothetical Total Rate of Return	Hypothetical Annualized Pre-Tax Rate of Return
100%	200.00	$1,700.00	70.00%	30.38%
75%	175.00	$1,700.00	70.00%	30.38%
67%	167.00	$1,700.00	70.00%	30.38%
50%	150.00	$1,530.00	53.00%	23.69%
45%	145.00	$1,477.00	47.70%	21.53%
40%	140.00	$1,424.00	42.40%	19.33%
35%	135.00	$1,371.00	37.10%	17.09%
30%	130.00	$1,318.00	31.80%	14.80%
25%	125.00	$1,265.00	26.50%	12.47%
20%	120.00	$1,212.00	21.20%	10.09%
15%	115.00	$1,159.00	15.90%	7.66%
10%	110.00	$1,106.00	10.60%	5.17%
5%	105.00	$1,053.00	5.30%	2.62%
0%	100.00	$1,000.00	0.00%	0.00%
-5%	95.00	$1,000.00	0.00%	0.00%
-10%	90.00	$1,000.00	0.00%	0.00%
-15%	85.00	$1,000.00	0.00%	0.00%
-20%	80.00	$1,000.00	0.00%	0.00%
-25%	75.00	$1,000.00	0.00%	0.00%
-30%	70.00	$950.00	-5.00%	-2.53%
-35%	65.00	$900.00	-10.00%	-5.13%
-40%	60.00	$850.00	-15.00%	-7.80%
-45%	55.00	$800.00	-20.00%	-10.56%
-50%	50.00	$750.00	-25.00%	-13.40%
-75%	25.00	$500.00	-50.00%	-29.29%
-100%	0.00	$250.00	-75.00%	-50.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total payments at maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Basket Starting Level of 100 to the Basket Ending Level of 167. Because the Basket Ending Level of 167 is above the Basket Starting Level of 100 and the Basket Return of 67% multiplied by the Participation Rate of 106% exceeds the hypothetical Maximum Total Return of 70%, the investor receives a Payment at Maturity of $1,700.00 (the maximum payment on the Notes) per $1,000 principal amount Note.

Example 2: The level of the Basket increases from the Basket Starting Level of 100 to the Basket Ending Level of 110. Because the Basket Ending Level of 110 is above the Basket Starting Level of 100, investor receives a Payment at Maturity of $1,106.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (10% × 106%)] = $1,106.00

Example 3: The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 90. Because the level of the Basket has declined from the Basket Starting Level of 100 and the percentage decline, 10%, does not exceed the Buffer Amount of 25%, the investor will receive a Payment at Maturity of $1,000 per $1,000 principal amount Note.

Example 4: The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 70. Because the level of the Basket has declined from the Basket Starting Level of 100 and the percentage decline, 30%, exceeds the Buffer Amount of 25%, the investor will receive a Payment at Maturity of $950.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (-30% + 25%)] = $950.00

The Basket

Historical Information of the Basket

The following graph sets forth the hypothetical historical performance of the Basket from December 3, 2002 through December 3, 2007, if the level of the Basket was made to equal 100 on December 3, 2002. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Stocks and (ii) the assumption that each Basket Stock initially had a Stock Adjustment Factor of 1.0 and the Basket Stock Weighting specified on the cover of this term sheet on that date. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket Stocks should be taken as indications of future performance.

We obtained the various closing prices used below from Bloomberg Financial Markets, and, accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Valuation Date. We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose up to 75% of your investment in the Notes at maturity if the Ending Basket Level is less than the Starting Basket Level.

The Basket Stocks

Public Information

Lehman Brothers Holdings Inc. has obtained the following information regarding the Basket Stock issuers from the reports the Basket Stock issuers filed with the SEC. All information contained herein on the Basket Stocks and on the Basket Stock issuers is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

The Basket Stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 58 of the accompanying base prospectus. In addition, information regarding an issuer of a Basket Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Citigroup Inc.

Citigroup Inc. has stated in its filings with the SEC that it is a global financial services holding company. It and its subsidiaries provide financial services, including loans, credit cards, retail and commercial banking, brokerage, and financial products to consumer and corporate customers.

Historical Information of the Common Stock of Citigroup Inc.

The following graph sets forth the historical performance of the common stock of Citigroup Inc. based on the daily closing price of the common stock of Citigroup Inc. from December 3, 2002 through December 3, 2007. The closing price of the common stock of Citigroup Inc. on December 3, 2007 was $32.89. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical performance of the common stock of Citigroup Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Citigroup Inc. during the term of the Notes. We cannot give you assurance that the performance of the common stock of Citigroup Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Citigroup Inc. will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Citigroup Inc.

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. has stated in its filings with the SEC that it is a global investment banking, securities and investment management firm. It provides financial services to a client base that includes corporations, financial institutions, governments and high-net-worth individuals.

Historical Information of the Common Stock of The Goldman Sachs Group, Inc.

The following graph sets forth the historical performance of the common stock of The Goldman Sachs Group, Inc. based on the daily closing price of the common stock of The Goldman Sachs Group, Inc. from December 3, 2002 through December 3, 2007. The closing price of the common stock of The Goldman Sachs Group, Inc. on

December 3, 2007 was $224.68. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical performance of the common stock of The Goldman Sachs Group, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of The Goldman Sachs Group, Inc. during the term of the Notes. We cannot give you assurance that the performance of the common stock of The Goldman Sachs Group, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that The Goldman Sachs Group, Inc. will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of The Goldman Sachs Group, Inc.

Merrill Lynch & Co., Inc.

Merrill Lynch & Co., Inc. has stated in its filings with the SEC that it is a wealth management, capital markets and advisory company which serves as a strategic advisor to corporations, governments, institutions and individuals worldwide.

Historical Information of the Common Stock of Merrill Lynch & Co., Inc.

The following graph sets forth the historical performance of the common stock of Merrill Lynch & Co., Inc. based on the daily closing price of the common stock of Merrill Lynch & Co., Inc. from December 3, 2002 through December 3, 2007. The closing price of the common stock of Merrill Lynch & Co., Inc. on December 3, 2007 was $58.62. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical performance of the common stock of Merrill Lynch & Co., Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Merrill Lynch & Co., Inc. during the term of the Notes. We cannot give you assurance that the performance of the common stock of Merrill Lynch & Co., Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Merrill Lynch & Co., Inc. will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Merrill Lynch & Co., Inc.

Morgan Stanley

Morgan Stanley has stated in its filings with the SEC that it is a financial services firm that, through its subsidiaries and affiliates, provides its products and services to clients and customers, including corporations, governments, financial institutions and individuals.

Historical Information of the Common Stock of Morgan Stanley

The following graph sets forth the historical performance of the common stock of Morgan Stanley based on the daily closing price of the common stock of Morgan Stanley from December 3, 2002 through December 3, 2007. The closing price of the common stock of Morgan Stanley on December 3, 2007 was $52.19. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical performance of the common stock of Morgan Stanley should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Morgan Stanley during the term of the Notes. We cannot give you assurance that the performance of the common stock of Morgan Stanley will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Morgan Stanley will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Morgan Stanley.

Wachovia Corporation

Wachovia Corporation has stated in its filings with the SEC that it is a financial holding company and a bank holding company. Wachovia Corporation provides commercial and retail banking and trust services. It also provides mortgage banking, investment banking, investment advisory, home equity lending and other services through its subsidiaries.

Historical Information of the Common Stock of Wachovia Corporation

The following graph sets forth the historical performance of the common stock of Wachovia Corporation based on the daily closing price of the common stock of Wachovia Corporation from December 3, 2002 through December 3, 2007. The closing price of the common stock of Wachovia Corporation on December 3, 2007 was $42.78. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical performance of the common stock of Wachovia Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Wachovia Corporation during the term of the Notes. We cannot give you assurance that the performance of the common stock of Wachovia Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Wachovia Corporation will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Wachovia Corporation.

Washington Mutual, Inc.

Washington Mutual, Inc. has stated in its filings with the SEC that it is a consumer and small business banking company in the United States. It operates a nationwide retail bank network, and engages in credit card and real estate lending.

Historical Information of the Common Stock of Washington Mutual, Inc.

The following graph sets forth the historical performance of the common stock of Washington Mutual, Inc. based on the daily closing price of the common stock of Washington Mutual, Inc. from December 3, 2002 through December 3, 2007. The closing price of the common stock of Washington Mutual, Inc. on December 3, 2007 was $19.39. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical performance of the common stock of Washington Mutual, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Washington Mutual, Inc. during the term of the Notes. We cannot give you assurance that the performance of the common stock of Washington Mutual, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Washington Mutual, Inc. will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Washington Mutual, Inc.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and the Lehman Brothers Inc. has agreed to purchase, all of the Notes at the price indicated on the cover of the pricing supplement that will contain the final pricing terms of the Notes.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the Notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.